MassMutual Disciplined Growth FUND

MASSMUTUAL BLUE CHIP GROWTH FUND

URGENT: YOUR VOTE IS CRITICAL

Dear Shareholder:

Recently, we sent you proxy material regarding a meeting of shareholders scheduled for May 25, 2022 for mutual funds comprising the MassMutual Select Funds, the MassMutual Premier Funds, or the MassMutual Advantage Funds (separately, a “Trust” and together the “Trusts”).

Due to insufficient votes to pass the proposals for your fund, the shareholder meeting has been adjourned to July 28, 2022 at 11:00 am EST. Our records indicate that we have not received your voting instructions.

We urge you to vote as soon as possible. Join your fellow holders and vote today!

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your enclosed proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before July 28, 2022.

Call1-866-407-1873 Monday through Friday, 9 a.m. to 9 p.m. ET, to speak with a proxy specialist.

OR

If you have your proxy materials, call the number listed on your enclosed proxy card and follow the touch-tone prompts to vote.

We truly appreciate your investment and regret any inconvenience as a result of this process. Thank you again for your help and support.

Sincerely,

Andrew M. Goldberg

Secretary

MassMutual Select Funds

MassMutual Premier Funds

MassMutual Advantage Funds

MM RETAIL 2022